                                 EXHIBIT 11.01

                        LDI CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                 (Amounts in Thousands, Except Per Share Data)

                                                                THREE                                TWELVE
                                                            MONTHS ENDED                           MONTHS ENDED
                                                             JANUARY 31                             JANUARY 31
                                                       1995              1994                    1995        1994
                                                   ---------------------------               ---------------------
Average Shares Outstanding
- --------------------------

1. Average common shares outstanding                   6,727             6,727                   6,727       6,727

2. Net additional shares outstanding
   assuming stock options exercised and
   proceeds used to purchase treasury stock              (A)               (A)                     (A)         (A)

3. Dilutive shares contingently issuable
   upon conversion of debentures  (See Note
   6 of the Notes to Consolidated Financial              (A)               656                     (A)         656
   Statements)

4. Adjusted average common shares
   outstanding for fully diluted computation           6,727             7,383                   6,727       7,383

Net Earnings
- ------------

5. Net earnings (loss) as reported in
   statements of consolidated earnings             $(15,695)         $(27,701)               $(18,564)   $(24,522)

6. Decrease in interest expense and
   amortization of debt issuance costs relating
   to the subordinated debentures, net of                  -               153                       -         607
   income tax benefit

7. Adjusted net earnings (loss)                    $(15,695)         $(27,548)               $(18,564)   $(23,915)

Earnings Per Share
- ------------------

8. Net earnings (loss) per average common share
   outstanding                                       $(2.33)           $(4.12)                 $(2.76)    $ (3.65)

9. Net earnings per common share on a fully
   diluted basis                                         (A)               (A)                     (A)         (A)


(A)   Antidilutive





                                       47